Exhibit 10.1

Execution Version

AMENDMENT AND RESTATEMENT AGREEMENT

dated 8 September 2026 between

RUMBLE FREEDOM FIRST HOLDING DESIGNATED ACTIVITY COMPANY

as Borrower

TETHER INVESTMENTS, S.A. DE C.V.

as Lender

relating to a loan agreement originally dated 18 June 2026

TABLE OF CONTENTS

		Page

1.	Definitions and Interpretation	1

2.	Amendment and Restatement of the Original Loan Agreement	2

3.	Representations and warranties	2

4.	Miscellaneous	2

5.	Costs and Expenses	2

i

THIS AGREEMENT is dated 8 September 2026 and made between:

(1)	RUMBLE FREEDOM FIRST HOLDING DESIGNATED ACTIVITY COMPANY, a private company limited by shares incorporated in Ireland with registered number 810305 whose registered office I at 32 Molesworth Street Dublin 2, Ireland (the “Borrower”);

(2)	TETHER INVESTMENTS, S.A. DE C.V., a Salvadoran Sociedad Anónima de Capital Variable, whose registered office is at Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador (formerly Tether Investments Ltd.) (the “Lender”),

(together the “Parties”, and each a “Party”).

RECITALS:

(A)	Reference is made to the loan agreement dated 18 June 2026 between the Borrower and the Lender (the “Original Loan Agreement”).

(B)	It has been agreed that the terms of the Original Loan Agreement shall be amended and restated in the manner (and subject to the conditions) set out below.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Note Purchase Agreement” means the Original Loan Agreement, as amended and restated in the form set out in Schedule 1 (Form of Note Purchase Agreement).

1.2	Incorporation of defined terms

Unless a contrary indication appears, a term defined in the Original Loan Agreement has the same meaning in this Agreement.

1.3	Clauses

In this Agreement, any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in, or a Schedule to, this Agreement.

1

2.	Amendment and Restatement of the Original Loan Agreement

The Parties agree that with effect from the date of this Agreement the Original Loan Agreement shall be amended and restated in the form set out in Schedule 1 (Form of Note Purchase Agreement).

3.	Representations and warranties

The Borrower represents and warrants to the Lender that:

(a)	no default is continuing under the Original Loan Agreement as at the date of this Agreement or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by, this Agreement; and

(b)	all the representations and warranties set out in clause 11 of the Note Purchase Agreement are true and correct as of, and with reference to the facts and circumstances existing on, the date of this Agreement (assuming that a reference in such representations and warranties to “this Agreement” shall include a reference to this Agreement and the Note Purchase Agreement).

4.	Miscellaneous

4.1	Incorporation of terms

The provisions of clause 17 (Notices), clause 19 (Governing Law and Jurisdiction), clause 20 (Severability) and clause 22 (Third-Party Rights) of the Original Loan Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

4.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.	Costs and Expenses

The Borrower shall pay all costs and expenses, including legal fees, incurred by the Lender relating to the preparation, negotiation and execution of this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement

2

Signatures

RUMBLE FREEDOM FIRST HOLDING DESIGNATED ACTIVITY COMPANY, as Borrower

By:	/s/ Conor Farrell
Name:	Conor Farrell
Title:	Director

TETHER INVESTMENTS, S.A. DE C.V., as Lender

By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

SCHEDULE 1

(FORM OF NOTE PURCHASE AGREEMENT)

Dated 18 June 2026 (as amended and restated on 8 September 2026)

NOTE PURCHASE AGREEMENT

between

RUMBLE FREEDOM FIRST HOLDING DESIGNATED ACTIVITY COMPANY

as Issuer

and

TETHER INVESTMENTS, S.A. DE C.V.

as Noteholder

TABLE OF CONTENTS

1.	Defined terms	2

2.	The Note, Purpose of the Note	2

3.	Utilization	2

4.	Form and Issuance of the Note	2

5.	Term, Termination and Prepayment	3

6.	Exchange Option	4

7.	Interest	5

8.	Default Interest	5

9.	Payment; Cost and Expenses	6

10.	Tax Gross-Up and Indemnities	6

11.	Representation and Warranties	7

12.	General Undertakings - Issuer	8

13.	Noteholder Undertaking	13

14.	Information Undertakings	13

15.	Changes to the Noteholder	14

16.	Listing of the Note	14

17.	Notices	15

18.	Miscellaneous	16

19.	Governing Law and Jurisdiction	16

20.	Severability	16

21.	Service of Process	17

22.	Third-Party Rights	17

23.	Limited Recourse and Non-Petition	17

i

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) IS DATED 18 June 2026 (amended and restated on 8 September 2026), AND MADE BETWEEN:

(1)	RUMBLE FREEDOM FIRST HOLDING DESIGNATED ACTIVITY COMPANY a private company limited by shares incorporated in Ireland with registered number 810305 whose registered office is at 32 Molesworth Street, Dublin 2, Ireland (the “Issuer” and, together with its direct and indirect subsidiaries, the “Issuer Group”);

and

(2)	TETHER INVESTMENTS, S.A. DE C.V., a Salvadoran Sociedad Anónima de Capital Variable, whose registered office is at Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador as noteholder (the “Noteholder”).

The parties set out under (1) and (2) above are collectively referred to as the “Parties”.

PREAMBLE

A)	Northern Data AG is a German stock corporation (Aktiengesellschaft) established under the laws of Germany, with its business address at An der Welle 3, 60322 Frankfurt am Main, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany, under HRB 106465.

B)	Northern Data AG and its subsidiaries are a specialist B2B technology business that provides high performance computing solutions. They operate in the cloud computing business under the “TAIGA CLOUD” brand and operate and lease out various data centers under the “ARDENT DATA CENTERS” brand.

C)	On 2 November 2023 Zettahash Inc., agreed to provide Northern Data AG with a EUR 575 million unsecured floating rate loan (the “ND Loan”) to finance its continued business expansion. The Noteholder has acquired all rights and obligations under the ND Loan from Zettahash Inc.

D)	Northern Data AG utilized the funds from the ND Loan to purchase additional hardware for its “TAIGA CLOUD” cloud computing business in the form of H100 NVIDIA GPUs, acquire three data centers located in Pittsburg, Pennsylvania, Englewood, Colorado, and Linlithgow, Scotland for its “ARDENT DATA CENTERS” division, and expand the existing capacity of its “PEAK MINING” bitcoin mining business.

E)	As a condition to Rumble Inc.’s proposed tender offer for 100% of the shares of Northern Data AG (the “Tender Offer”) the Issuer, the Noteholder and Northern Data AG have agreed to (i) assign and transfer by way of assumption of contract (Vertragsübernahme) the ND Loan from the Noteholder to the Issuer with effect as at the 2025 Amendment Date (as defined in the 2025 Amendment Agreement) (the “ND Loan Transfer”) and (ii) amend the ND Loan, in each case pursuant to, and by way of a sale and transfer and amendment and restatement agreement (the “2025 Amendment Agreement”).

F)	The purchase price payable by the Issuer to the Noteholder as consideration for the ND Loan Transfer is equal to the outstanding loan amount as at the 2025 Amendment Date under the ND Loan (including accrued interest on the ND Loan, as at the 2025 Amendment Date) (the “Purchase Price”).

G)	Pursuant to the terms of the 2025 Amendment Agreement, Rumble Inc. and the Noteholder have agreed that the Purchase Price shall not be paid in cash, but shall be settled by (i) Rumble NODE HoldCo exchanging 50.0% of the Purchase Price for the number of shares of the Rumble Inc.’s Class A Common Stock equal to such share of the Purchase Price divided by $7.88 (subject to adjustment for any stock split, reverse stock split or stock dividend) (as converted to € using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the applicable exchange date) (the “Equity Issuance”) and (ii) the remaining 50.0% of the Purchase Price (being EUR317,533,400.90 (the “Initial Note Amount”)) remained outstanding as a loan from the Noteholder as lender to the Issuer as borrower, dated 18 June 2026 (the “Original Loan Agreement”).

H)	On 8 September 2026 (the “Amendment Effective Date”) the Issuer and the Noteholder entered into an amendment and restatement agreement (the “Amendment and Restatement Agreement”) in relation to the Original Loan Agreement to amend the Original Loan Agreement into the form of this Agreement.

THEREFORE, IT IS AGREED as follows:

1.	Defined terms

In this Agreement, “Post-Closing Security Effective Date” means the first date on which each of the Transaction Security Documents set out in Clause 12.20.2 has been granted to the Noteholder in form and substance satisfactory to the Noteholder.

Capitalized terms used but not defined in this Agreement shall have the meaning given to those terms in the 2025 Amendment Agreement.

2.	The Note, Purpose of the Note

The Issuer issues to the Noteholder a note (the “Note” and the outstanding principal amount at any time hereunder, the “Outstanding Note Amount”) in an amount equal to the Initial Note Amount (the “Note Facility”) subject to the terms of this Agreement.

3.	Utilization

3.1	As at the Amendment Effective Date:

(a)	the Note shall be deemed fully issued by the Issuer; and

(b)	the amount of the Note (together with the Equity Issuance) shall be deemed applied by the Issuer in repayment of all amounts outstanding under the Original Loan Agreement,

in each case without the need for any further acts and/or declarations by either Party. For the avoidance of doubt, the Issuer and the Noteholder agree that no funds shall actually be paid or demanded under paragraphs (a) or (b) above.

3.2	The Note may not be re-issued.

4.	Form and Issuance of the Note

4.1	The Issuer may from time to time issue Notes under this Agreement as contemplated, and to the extent permitted, by this Clause 4 and the Notes issued by the Issuer pursuant to this Agreement shall:

(a)	be assignable pursuant to and subject to Clause 15 (Changes to the Noteholder); and

(b)	be represented by a note certificate (the “Note Certificate”):

a.	in the form, or substantially in the form, set out in Schedule 2 (Form of Note Certificate);

b.	dated as of the date on which such Notes were issued in accordance with this Agreement;

c.	executed by, or on behalf of the Issuer; and

d.	in registered form with a minimum denomination of EUR100,000 (or its equivalent in other currencies), registered by an entry in the Register in accordance with Clause 1 of Schedule 3 (Terms and Conditions of the Note).

4.2	The Outstanding Note Amount shall be recorded on the face of the Note Certificate delivered to the Noteholder. The Noteholder shall record any change to the Outstanding Note Amount pursuant to the provisions of this Agreement in the Register in accordance with Clause 1 of Schedule 3 (Terms and Conditions of the Note). The Note Certificate shall not be required to be amended to reflect any such change in the Outstanding Note Amount.

4.3	As soon as reasonably practicable following the Amendment Effective Date, the Issuer shall execute a Note Certificate in respect of the Note and deliver such executed Note Certificate to the Noteholder.

4.4	The Note issued pursuant to this Clause 4 shall be subject to the terms and conditions of this Agreement, as the same may be modified or amended from time to time in accordance with its terms. For the avoidance of doubt, the Note Conditions are set out in Schedule 3 (Terms and Conditions of the Note).

4.5	The Issuer shall, upon request of the Noteholder, arrange for a replacement Note Certificate to be made available to the Noteholder in the event that a Note Certificate is lost, stolen, destroyed or mutilated, subject to the Noteholder furnishing the Issuer with such evidence, security and indemnity as the Issuer may reasonably require and payment by the Noteholder of such costs and expenses as may be incurred in connection with such replacement. In the case of mutilation, the replacement shall be made against surrender and cancellation of the mutilated Note Certificate.

5.	Term, Termination and Prepayment

5.1	The Note Facility is granted for a defined period of time and shall mature on the fifth (5th) anniversary of the 2025 Amendment Date (being 18 June 2031) (the “Maturity Date”). Subject to Clause 6 below, the Outstanding Note Amount shall be redeemed in full in cash together with outstanding accrued interest on the Maturity Date.

5.2	Prior to the Maturity Date, the Noteholder may not terminate the Note Facility except for a reason set out in paragraphs (a) to (g) (inclusive) (subject to Clause 5.6, each an “Event of Default”) below. Any such termination shall be made in writing:

(a)	the Issuer or Northern Data AG commences an action under any law relating to bankruptcy, insolvency or any similar proceedings;

(b)	insolvency, bankruptcy, liquidation, rescue process or similar proceedings are initiated with respect to the Issuer or Northern Data AG, unless such proceedings were initiated by a third party and such proceedings are terminated within 30 Business Days;

(c)	the Issuer or Northern Data AG becomes overindebted (überschuldet) or illiquid (zahlungsunfähig, section 17 of the German Insolvency Code);

(d)	the Issuer defaults on any payment obligation under this Agreement and such payment default is not cured within a period of 15 Business Days from the earlier of (i) a written notice of the Noteholder to the Issuer specifying the default or (ii) the Issuer becoming aware of the default;

(e)	the Issuer commits any material breach of any provision of this Agreement other than a payment obligation, and such breach of the Agreement is not cured within a period of 20 Business Days from the earlier of (i) a written notice of the Noteholder to the Issuer specifying the default or (ii) the Issuer becoming aware of the default;

(f)	[Reserved.]

(g)	the occurrence of a Change of Control

“Change of Control” means Rumble Inc. at any time no longer directly or indirectly holding the majority of the shares and voting rights in the Issuer.

On and at any time after the occurrence of an Event of Default which is continuing, the Noteholder may exercise any or all of its rights, remedies, powers or discretions under this Agreement and any Transaction Security Document.

5.3	If the Noteholder terminates the Note Facility in accordance with Clause 5.2 above or declares due and payable any amount, or otherwise exercises any rights it may have, under any Transaction Security Document (a “Declared Default”), the entire unpaid Outstanding Note Amount with outstanding accrued interest shall become immediately due and redeemable without demand or further notice of any kind, all of which are expressly waived by the Issuer. A failure of the Noteholder to terminate this Note Facility in accordance with Clause 5.2 above or exercise any other right under any Transaction Security Document shall not constitute a waiver of any of the Noteholder’s rights under this Agreement or the relevant Transaction Security Document as long as any of the events referred to in Clause 5.2 continue.

5.4	If it becomes unlawful in any applicable jurisdiction for the Noteholder to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Note it shall promptly notify the Issuer and the Issuer shall redeem the Note in full, including the accrued interest on the redeemed amount until the time of the redemption, on the date specified in that notification. For the avoidance of doubt the events referred to in this Clause 5.4 shall not be an Event of Default.

5.5	The Issuer may, if it gives the Noteholder not less than seven Business Days’ prior notice, redeem the Outstanding Note Amount in whole or in part without any early redemption fee, but including the accrued interest on the Outstanding Note Amount until the time of the early redemption. If the Issuer redeems the Outstanding Note Amount in total, it may terminate this Agreement at any time at or following such payment in full.

5.6	No Event of Default shall occur and the Noteholder will not be entitled to declare a Declared Default or take any related actions as a result of any event or circumstance that results directly or indirectly from any action taken by any governmental authority or any other person against any member of the Issuer Group as a result of any actual or alleged breach of any law or regulation relating to value added tax (or other equivalent taxes) arising in relation to any events, actions or circumstances that occurred prior to the 2025 Amendment Date.

6.	Exchange Option

6.1	The Noteholder may notify the Issuer not less than five Business Days prior to the date falling 12 months after the 2025 Amendment Date (being 18 June 2027) (the “Exchange Option Date”) that it has elected to exchange all (but not less than all) of the Outstanding Note Amount plus outstanding accrued interest, if any, as at the Exchange Option Date into the number of shares of Rumble Inc.’s Class A common stock equal to Outstanding Note Amount plus outstanding accrued interest, if any, divided by the greater of (i) the 10-Day VWAP and (ii) $7.88 (subject to adjustment for any stock split, reverse stock split or stock dividend) (in each case, as converted to € using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the Exchange Option Date) (the “Exchange Option”).

“10-Day VWAP” means the volume-weighted average price per share taken to four decimal places of Rumble Inc.’s Class A common stock on the NASDAQ over the consecutive ten day trading period prior to Exchange Option Date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by the Noteholder and the Issuer).

The parties agree that the mechanics for the issuance of Rumble Inc.’s Class A common stock pursuant to the Exchange Option shall be done in accordance with the same mechanics set forth in that certain Equity Commitment Agreement, dated as of 10 November, 2025, between Rumble Inc. and the Noteholder, applied mutatis mutandis, under Section 2.01(c) (ability to receive pre-funded warrant in lieu of shares), Section 2.02 (exemption and legending), Section 3 (Representations and Warranties) and Section 4 (Covenants).

6.2	If the Noteholder properly notifies the Issuer of its exercise of the Exchange Option, then the Exchange Option shall be settled on or within ten (10) Business Days after the Exchange Option Date.

6.3	Following the exercise of the Exchange Option, the Note will be treated as having been redeemed in full for the purposes of this Agreement.

7.	Interest

7.1	The rate of interest on the Outstanding Note Amount for each Interest Period shall be the EURIBOR plus 300 basis points (“Base Interest Rate”). “EURIBOR” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for a 3-month period and displayed (before any correction, recalculation or republication by the administrator) on the LSEG screen (formerly Refinitiv screen) (or any replacement LSEG page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of LSEG, in each case as of the first Business Day of each Interest Period (as defined below).

7.2	From the 2025 Amendment Date until the Maturity Date, the Issuer shall pay accrued interest on the Outstanding Note Amount (for the avoidance of doubt, including any amounts outstanding under the Original Loan Agreement prior to the Amendment Effective Date, to the extent unpaid under the Original Loan Agreement) after each lapse of three calendar months or, for the first period following the 2025 Amendment Date, on the first Quarter Date following the 2025 Amendment Date (each an “Interest Period”). The Issuer shall pay accrued interest on the Outstanding Note Amount for each Interest Period on 31 March, 30 June, 30 September and 31 December of each calendar year (each a “Quarter Date”).

8.	Default Interest

If the Issuer fails to repay accrued interest on a Quarter Date or the Outstanding Note Amount on the Maturity Date or, in each case, within five Business Days thereafter, interest will accrue on the Outstanding Note Amount in the amount of 400 basis points above the Base Interest Rate during the period while such amount remains in arrears.

9.	Payment; Cost and Expenses

9.1	All payments on the Outstanding Note Amount and any accrued interest shall be made in immediately available funds in Euro, free of any bank fees, into the bank account indicated by the Noteholder to the Issuer.

9.2	All reasonably incurred and documented costs, charges, fees and expenses resulting from the preparation, amendment, conclusion and performance or termination of this Agreement, shall be borne by the Issuer.

10.	Tax Gross-Up and Indemnities

10.1	Definitions

(a)	“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

(b)	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

(c)	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment or deemed payment under this Agreement.

(d)	“Tax Payment” means either the increase in a payment made by the Issuer to the Noteholder under Clause 10.2 (Tax gross-up) or a payment under Clause Tax indemnity (Tax indemnity).

10.2	Tax gross-up

a.	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

b.	The Issuer shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Noteholder accordingly. Similarly, the Noteholder shall notify the Issuer on becoming so aware in respect of a payment payable to the Noteholder.

c.	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

d.	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

e.	Within 30 days of an Obligor making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Issuer shall deliver to the Noteholder evidence reasonably satisfactory to the Noteholder that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.3	Tax indemnity

a.	Each Obligor shall (within three Business Days of demand by the Noteholder) pay to the Noteholder an amount equal to the loss, liability or cost which the Noteholder determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Noteholder in respect of this Agreement.

b.	Paragraph (a) above shall not apply: (i) with respect to any Tax assessed on the Noteholder under the law of the jurisdiction in which the Noteholder is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Noteholder is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Noteholder; or (ii) to the extent a loss, liability or cost is compensated for by an increased payment under Clause 10.2.

10.4	Tax Credit

If the Issuer makes a Tax Payment and the Noteholder determines that: (a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and (b) the Noteholder has obtained and utilised that Tax Credit, the Noteholder shall pay an amount to the Issuer which the Noteholder determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Issuer.

11.	Representation and Warranties

11.1	The Noteholder hereby represents and warrants by way of an independent guarantee as of the 2025 Amendment Date that it has the power to enter into this Agreement and the 2025 Amendment Agreement and to exercise its rights and perform its obligations hereunder and has taken all necessary action to authorize its entry into and performance and that the obligations to be assumed by it under this Agreement are legal and valid obligations.

11.2	The Noteholder also represents and warrants that it has not offered or sold, and that it will not offer or sell, the Notes to the public in the Cayman Islands.

11.3	The Noteholder makes no representation or warranty, express or implied, that it is entitled to any exemption from, or reduction in, any Tax Deduction (including pursuant to any treaty, domestic law exemption or other relief), except to the extent expressly stated in this Agreement.

11.4	Subject to Clause 5.6, the Issuer hereby represents and warrants by way of an independent guarantee as of the 2025 Amendment Date that:

11.4.1	it has the power to enter into the 2025 Amendment Agreement and this Agreement and to exercise its rights and perform its obligations hereunder and has taken all necessary action to authorize its entry into, performance and that the obligations to be assumed by it under the 2025 Amendment Agreement and this Agreement are legal and valid obligations;

11.4.2	the entering into and performance of the 2025 Amendment Agreement and this Agreement does not and will not conflict with (i) any law or regulation applicable to the Issuer Group, (ii) the Issuer’s or any of its subsidiaries’ constitutional documents, or (iii) any agreement or instrument binding upon any member of the Issuer Group or any of their assets, where such breach is reasonably likely to have a Material Adverse Effect;

11.4.3	none of the events referred to in Clause 5.2(a) to (c) above have occurred with respect to any member of the Issuer Group;

11.4.4	it is not in possession of inside information within the meaning of Art. 7 of the European Regulation on Market Abuse, as amended (“MAR”), with respect to the Northern Data AG or its shares or other securities, (i) it has not delayed the disclosure of inside information pursuant to Art. 17 para. 4 MAR, and (ii) any ad-hoc information previously published by the Issuer is true and correct in all material respects;

11.4.5	no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to result in the Issuer being unable to repay the Outstanding Note Amount (“Material Adverse Effect”), have been started or threatened in writing against any member of the Issuer Group;

11.4.6	no member of the Issuer Group has breached any law or regulation (including data protection laws, employment related laws and any environmental laws), where such breach is reasonably likely to have a Material Adverse Effect; and

11.4.7	for the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on Insolvency Proceedings (recast) (the “Regulation”), the Borrower’s center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the Republic of Ireland and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

The representations set out in this Clause 11.4 are deemed to be made by the Issuer on the first day of each Interest Period by reference to the facts and circumstances then existing.

12.	General Undertakings - Issuer

Subject to Clause 5.6, the undertakings in this Clause 12 shall remain in force from the 2025 Amendment Date for so long as there is still any Outstanding Note Amount under this Agreement.

12.1	Neither the Issuer nor any other member of the Issuer Group shall be a creditor of a loan (other than deposits and/or prepayments in the ordinary course of business) with an amount of more than EUR 2,000,000 in the single case and more than EUR 10,000,000 (or in each case its equivalent in any other currency) in aggregate without the prior written consent (e-mail sufficient) of the Noteholder, but in any event no more than EUR 50,000,000 (or its equivalent in any other currency) in aggregate during the duration of this Agreement, in each case excluding any loans granted to members of the Issuer Group).

12.2	The Issuer shall comply, and shall procure that each member of the Issuer Group complies, in all respects with all laws (including data protection laws, employment related laws and any environmental laws) to which it and they may be subject, if failure to do so would have a Material Adverse Effect.

12.3	The Issuer shall not, and shall procure that no other member of the Issuer Group will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer or otherwise dispose of any asset other than any sale, transfer or other disposal:

12.3.1	in the ordinary course of trading of the disposing entity;

12.3.2	of assets (other than shares, businesses, real property and, to the extent necessary to carry on the Issuer Group’s business as presently conducted, intellectual property) in exchange for or to be replaced by other assets comparable or superior as to type, value and quality;

12.3.3	of assets (other than shares, businesses, real estate (excluding undeveloped land) and intellectual property) considered obsolete or redundant by the Issuer acting reasonably for cash;

12.3.4	of trade receivables in connection with factoring arrangements or assets (other than shares, real estate (excluding undeveloped land) and, to the extent necessary to carry on the Issuer Group’s business as presently conducted, intellectual property) for cash where the market value (when aggregated with the market value for any other sale, lease, license, transfer or other disposal not allowed under the preceding paragraphs) does not exceed the greater of EUR 10,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue as set out in the latest audited financial statements of the Issuer in any financial year, but in any event no more than EUR 50,000,000.00 (or its equivalent in any other currency) in aggregate during the duration of this Agreement;

12.3.5	to another member of the Issuer Group to the extent that where the asset being sold, transferred or otherwise disposed of is subject to security in accordance with Clause 12.20 below then equivalent security shall be granted following that sale, transfer or disposal; and

12.3.6	with the prior written consent (e-mail sufficient) of the Noteholder (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such disposal would support, execute or enhance the business plan of the Issuer Group).

12.4	The Issuer shall procure that the agreements, transactions and other actions pursuant to Clauses 12.1 and 12.3.4 do not exceed EUR 50,000,000 (or its equivalent in any other currency) in aggregate during the duration of this Agreement.

12.5	The Issuer shall, and shall procure that each member of the Issuer Group will, pay and discharge all taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith and adequate reserves are set aside for such purpose.

12.6	The Issuer shall not, and shall procure that no other member of the Issuer Group will, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than:

12.6.1	any amalgamation, demerger, merger, consolidation or corporate reconstruction (i) which involves the Issuer and where the Issuer is the surviving entity or (ii) between members of the Issuer Group (other than the Issuer);

12.6.2	with the prior written consent (e-mail sufficient) of the Noteholder (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such amalgamation, demerger, merger, consolidation or corporate reconstruction would support, execute or enhance the business plan of the Issuer Group); or

12.6.3	after the Post-Closing Security Effective Date only, amalgamations, demergers, mergers, consolidations or corporate reconstruction, in which the aggregate fair market value of the involved entities outside of the Issuer Group does not exceed EUR 20,000,000 (or its equivalent in any other currency) in aggregate during a twelve-month period.

12.7	The Issuer shall procure that no substantial change is made to the general nature of the business of the Issuer Group (taken as a whole) from that carried on by the Issuer Group at the 2025 Amendment Date.

12.8	The Issuer shall not, and shall procure that no other member of the Issuer Group will, acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) other than (i) with the prior written consent (e-mail sufficient) of the Noteholder (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such acquisition would support, execute or enhance the business plan of the Issuer Group) or (ii) after the Post-Closing Security Effective Date only, if the aggregate consideration for such transactions does not exceed EUR 40,000,000 (or its equivalent in any other currency) during a twelve-month period.

12.9	The Issuer shall not, and shall procure that no other member of the Issuer Group will, enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any joint venture or transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a joint venture or maintain the solvency of or provide working capital to any joint venture (or agree to do any of the foregoing) other than (i) with the prior written consent (e-mail sufficient) of the Noteholder (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such investment or acquisition would support, execute or enhance the business plan of the Issuer Group) or (ii) after the Post-Closing Security Effective Date only, if the aggregate amount of all such investments in, or for the benefit of, any joint ventures does not exceed EUR 40,000,000 (or its equivalent in any other currency) during a twelve-month period.

12.10	The Issuer shall procure that the agreements, transactions and other actions pursuant to Clauses 12.6.3, 12.8and 12.9 do not exceed EUR 40,000,000 in aggregate (or its equivalent in any other currency) during a twelve-month period.

12.11	The Issuer shall, and shall procure that each member of the Issuer Group will, maintain in good working order and condition (ordinary wear and tear excepted) all of its assets (including intellectual property rights, if any) necessary in the conduct of its business.

12.12	The Issuer shall not, and shall procure that no other member of the Issuer Group will, create or permit to subsist any security over any of its assets or enter into any other preferential arrangement having a similar effect other than:

12.12.1	any lien or security arising by operation of law or in the ordinary course of trading (including any security or lien granted over mining or cloud hardware to the landlord or power supplier of a specific location, provided that such liens or securities are limited to the amounts payable by the respective member of the Issuer Group);

12.12.2	any netting or set-off arrangement entered into by any member of the Issuer Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) or the equivalent in other countries with whom any member of the Issuer Group maintains a banking relationship in the ordinary course of business;

12.12.3	any netting or set-off arrangement entered into under a hedging transaction permitted under this Agreement where the obligations of the parties are calculated by reference to net exposure under that hedging transaction;

12.12.4	any security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Issuer Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Issuer Group;

12.12.5	any liens for taxes, assessments or governmental charges that are (i) not overdue for any applicable grace period related thereto or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves are set aside for such purpose;

12.12.6	any security or other preferential arrangement having a similar effect which requires the consent of the shareholders meeting of the Issuer under its statutes;

12.12.7	with the prior written consent of the Noteholder;

12.12.8	after the Post-Closing Security Effective Date only, any other security securing financial indebtedness the principal amount of which does not exceed the greater of EUR 10,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue in any financial year as set out in the latest audited financial statements of the Issuer at any time, but in any event no more than EUR 50,000,000 (or its equivalent in any other currency) during the duration of this Agreement; and

12.12.9	security granted for the benefit of the Noteholder in accordance with Clause 12.20.

12.13	The Issuer shall not, and shall procure that no other member of the Issuer Group will, incur or allow to remain outstanding any guarantee in respect of any obligation of any person other than:

12.13.1	the endorsement of negotiable instruments in the ordinary course of trade;

12.13.2	any guarantee required by law or court as a result of a merger, demerger or any other corporate restructuring permitted under this Agreement;

12.13.3	any guarantee of the Issuer for operating liabilities of any other member of the Issuer Group incurred in the ordinary course of business;

12.13.4	[Reserved.];

12.13.5	with the prior written consent of the Noteholder;

12.13.6	after the Post-Closing Security Effective Date only, any other guarantees, so long as the aggregate amount of the aggregate maximum potential liability under any such guarantees does not exceed EUR 10,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue in any financial year as set out in the latest audited financial statements of the Issuer at any time, but in any event no more than EUR 50,000,000 (or its equivalent in any other currency) during the duration of this Agreement; and

12.13.7	guarantees granted for the benefit of the Noteholder in accordance with Clause 12.20.

12.14	The Issuer shall not, and shall, in case of Clause 12.14.4 procure that no other member of the Issuer Group will:

12.14.1	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital), provided that this shall not prevent the distribution of a minimum dividend pursuant to Section 254 para. 1 of the German Stock Corporation Act (Aktiengesetz);

12.14.2	repay or distribute any dividend or share premium reserve;

12.14.3	redeem, repurchase, defease, retire or repay any of its share capital or capital reserves or resolve to do so to any of its direct or indirect shareholders; and

12.14.4	make any other payment or grant any loan to, acquire any obligation owing to, set-off any claims against or otherwise discharge any obligations owing to, any direct or indirect shareholder of the Issuer, in each case other than with the prior written consent of the Noteholder (provided that, after the Post-Closing Security Effective Date only, the Noteholder shall duly and reasonably consider any waiver request from the Issuer regarding the restrictions set out in this Clause 12.14, giving due regard to the actual and prospective operational requirements and business practices of the members of the Issuer Group).

12.15	The Issuer shall not, and shall procure that no other member of the Issuer Group will, incur or allow to remain outstanding any financial indebtedness other than:

12.15.1	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against or seeking to benefit from fluctuation in any rate or price where that foreign exchange exposures arises in the ordinary course of business, but not a foreign exchange transaction for investment or speculative purposes;

12.15.2	arising under any finance leases existing at the 2025 Amendment Date and any finance leases entered into after the Post-Closing Security Effective Date provided that the aggregate capital value of such finance leases does not exceed the greater of EUR 20,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue in any financial year as set out in the latest audited financial statements of the Issuer at any time, but in any event no more than EUR 100,000,000 (or its equivalent in any other currency) during the duration of this Agreement;

12.15.3	[Reserved.];

12.15.4	any financial indebtedness incurred between members of the Issuer Group;

12.15.5	with the prior written consent of the Noteholder (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such financial indebtedness would support, execute or enhance the business plan of the Issuer Group); and

12.15.6	after the Post-Closing Security Effective Date only, not permitted by the preceding paragraphs, the outstanding amount of which does not exceed the greater of EUR 10,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue in any financial year as set out in the latest audited financial statements of the Issuer at any time, but in any event no more than EUR 50,000,000 (or its equivalent in any other currency) in aggregate during the duration of this Agreement.

12.16	The Issuer shall procure that the agreements, transactions and other actions pursuant to Clauses 12.12.8, 12.13.6, 12.15.2 and 12.15.6 do not exceed EUR 50,000,000 (or its equivalent in any other currency) in aggregate during the duration of this Agreement.

12.17	The Issuer shall not (i) issue any shares or any other securities or ownership interest, (ii) grant any option, warrant or other right to acquire any such interest in any member of the Issuer Group (whether conditional or unconditional) or (iii) enter into a silent partnership agreement, in each case other than (a) in order to grant options to acquire shares of the Issuer or issue new shares of the Issuer, in each case to employees and members of the management board or supervisory board in connection with stock option plans or (b) with the prior written consent (e-mail sufficient) of the Noteholder (provided that, after the Post-Closing Security Effective Date only, the Noteholder shall duly and reasonably consider any waiver request from the Issuer regarding the restrictions set out in this Clause 12.17, giving due regard to the actual and prospective operational requirements and business practices of the members of the Issuer Group).

12.18	The Issuer shall, and shall procure that each member of the Issuer Group will, maintain insurances with reputable independent insurance companies or underwriters on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

12.19	The Issuer shall not, and shall procure that no other member of the Issuer Group will, enter into any transaction with any person except on arm’s length terms.

12.20	Within:

12.20.1	30 days of the 2025 Amendment Date , the Issuer shall, to the extent legal permissible, procure that any stocks in Northern Data AG acquired by the Issuer and in any entity directly or indirectly holding shares in Northern Data AG from time to time, including shares acquired under the Tender Offer, are pledged to the Noteholder as security for, inter alia, any obligations outstanding to the Noteholder under this Agreement; and

12.20.2	30 days following consummation of the Tender Offer and subsequent squeeze-out in Northern Data AG, the Issuer shall, and shall procure that each member of the Issuer Group incorporated in Germany, Ireland, the Netherlands, Norway, Sweden, the United Kingdom and the United States (together with the Issuer, the “Obligors”), to the extent legal permissible, will, each provide customary corporate guarantees and security over their assets (including the shares in any other members of Issuer Group, any GPUs and data centers of Issuer Group and any bank accounts of Issuer Group),

(each, a “Transaction Security Document”), subject to the agreed security principles set out in the Schedule to this Agreement (the “Agreed Security Principles”).

13.	Noteholder Undertaking

If at any time following the 2025 Amendment Date the Issuer requests that the Noteholder release or amend any guarantee or security provided by an Obligor in accordance with Clause 12.20 in order to improve the prospects, pricing or quantum of the Issuer raising third party finance (in whatever form) to support, execute or enhance the business plan of the Issuer Group and/or to grant guarantees and/or security to support such third party finance then the Noteholder undertakes to reasonably consider that request and in good faith.

14.	Information Undertakings

14.1	During the term of the Note, the Issuer shall:

14.1.1	procure that Northern Data AG fully complies with its obligations under the MAR, in particular regarding the timely, correct publication of inside information;

14.1.2	publish the future audited individual financial statements of the Issuer and Northern Data AG and the future audited consolidated financial statements of the Issuer and Northern Data AG in the manner required under applicable law and in each case no later than the earlier of, (i) the date required by applicable laws, including the rules of any stock exchange on which securities of the Issuer are listed, and (ii) six months after the end of the respective fiscal year;

14.1.3	within 30 days after the end of each calendar month provide the Noteholder with unaudited monthly financial reports of the Issuer Group, comparing actual figures (balance sheet, profit and loss, cash-flow) with the respective figures in the budget for the month just ended, and a rolling twelve-month liquidity forecast; and

14.1.4	no later than 30 days before the beginning of each fiscal year, provide the Noteholder with the annual business plan and budget of the Issuer Group for the upcoming fiscal year as approved by the supervisory board of Northern Data AG, and including the planned balance sheet, the planned profit and loss statement and the planned cash-flow statement on a month-by-month basis.

14.2	In addition, upon a reasonable information request by the Noteholder specifying the information required, the Issuer shall provide the Noteholder with such information as soon as reasonably practicable.

14.3	Nothing in this Clause 14 shall require the Issuer to provide information to the Noteholder, if the provision of such information would be legally prohibited, in particular under the MAR or applicable stock exchange rules, or would require prior approval or clearance under applicable merger or foreign investment control regulations.

14.4	The Noteholder will ensure that it has set up sufficient compliance guidelines and practices which safeguard any non-public information provided to it by the Issuer, and will treat any such information as confidential and will only use such information for purposes of monitoring the financial condition of the Issuer.

14.5	During the term of the Note, the Noteholder will not trade in any securities publicly listed by the Issuer Group, unless the process pursuant to Clause 14.6 (confirmation/cleansing) has been completed.

14.6	During the term of the Note and for up to three months thereafter, the Noteholder may at any time request a written confirmation from the Issuer that the Issuer is not currently in possession of any inside information with respect to any securities of the Issuer Group. Within five Business Days after receipt of such request, the Issuer shall either provide the requested confirmation or inform the Noteholder that the Issuer wishes to commence a cleansing process. To this end, the Issuer shall to the extent legally permissible within a further 15 Business Days after informing the Noteholder, publish any information the Issuer considers inside information within the meaning of the MAR or information that could potentially be considered or become inside information in a manner so that the Issuer can immediately after making such publication provide a confirmation to the Noteholder pursuant to this Clause 14.6.

15.	Changes to the Noteholder

15.1	Assignment

15.1.1	Subject to Clause 12 above and Clause 18.7 below, the rights of the Issuer under this Agreement shall not be assignable without the prior written consent (e-mail sufficient) of the Noteholder.

15.1.2	The rights of the Noteholder under this Agreement shall not be assignable without the prior written consent (e-mail sufficient) of the Issuer, which consent shall not be unreasonably withheld, conditioned, or delayed, provided, however, the Noteholder may freely assign its rights under this Agreement in whole to any affiliate. Any person acquiring the Note shall be considered a Noteholder for purposes of this Agreement. Each Noteholder that assigns all or a portion of its rights under this Agreement shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each assignor and the principal amounts (and stated interest) of each such assignor’s interest in the Note or other obligations under this Agreement (the “Register”), provided, that, no Noteholder shall have any obligation to disclose all or any portion of the Register (including the identity of any assignor or any information relating to an assignor’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any person or entity (but shall disclose such information to the Issuer) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in “registered form” under Section 5f.103-1(c) and Section 1.871-14(c) of the United States Treasury Regulations, and proposed Section 1.163-5 of the United States Treasury Regulations. This Clause 15.1.2 shall be construed so that the Note (or any portions thereof) are at all times maintained in “registered form” within the meanings of Sections 163(f), 165(j), 871(h)(2), 881(c)(2), and 4701 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations (and any successor provisions).

16.	Listing of the Note

16.1	The Issuer confirms that it shall make an application for the Note to be listed on the Cayman Islands Stock Exchange or such other recognised stock exchange as agreed between the Issuer and the Noteholder (the “Stock Exchange”).

16.2	In connection with the application contemplated pursuant to Clause 16.1 above:

16.2.1	the Issuer shall endeavour to obtain the listing as soon as practicable and in any event before the end of the Interest Period ending on 30 September 2026 and the Issuer shall furnish the Stock Exchange with (or shall procure that the Stock Exchange is furnished with) any and all documents, information and undertakings that are reasonable and customary in order to obtain or maintain the listing (including, without limitation, to notify or to procure that the Stock Exchange is notified of the Outstanding Note Amount from time to time on the last day of each applicable Interest Period); and

16.2.2	the Noteholder shall provide to the Issuer any reasonable and customary documents or information that are requested by the Stock Exchange.

16.2.3	The Issuer will use all reasonable endeavours to obtain and maintain such listing of the Note for so long as the Note is outstanding. If, however, it is unable to do so or if the maintenance of such listing is unduly onerous or the Note ceases to be listed, then the Issuer shall use all reasonable endeavours to list the Note on another recognised stock exchange to be agreed between the Issuer and the Noteholder as soon as reasonably practicable.

16.2.4	If an interest payment becomes due on the Note and at such time the Note is not or has ceased to be listed on the Stock Exchange (or any other recognised stock exchange), any such interest payment shall be deferred until the earlier of the listing of the Note or for a period of up to three months (or such longer period as the Parties agree in writing) but shall at all times remain due and payable.

16.2.5	The Noteholder shall provide to the Issuer no later than 10 Business Days prior to 30 September 2026 a duly completed declaration in the form attached at Schedule 6 (Section 64(7) Declaration).

17.	Notices

Any notice, request or other communication to be given under this Agreement, must be in writing (or by email) (other than a default notice or a termination notice which must be in writing and delivered via courier or registered mail and in English and must be delivered or sent by post to the Party to whom it is to be given at its address appearing in this Agreement as follows:

to the Issuer at:

Rumble Freedom First Holding Designated Activity Company

32 Molesworth Street

Dublin 2

Ireland

D02 Y512

Attention:

Email:

with a copy to (which shall not constitute notice hereunder):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019 6099

Attention: Russell L. Leaf, Sean M. Ewen

Email: rleaf@willkie.com; sewen@willkie.com

to the Noteholder at:

Tether Investments, S.A. de C.V.

Address: Final Av. La Revolucion, San Benito Edif. Centro, Corporativo Presidente Plaza

Nivel 12, San Salvador, Republica de El Salvador

Attention:

E-Mail:

with a copy to (which shall not constitute notice hereunder):

McDermott Will & Schulte Rechtsanwälte Steuerberater LLP

Oberlindau 54-56

60323 Frankfurt am Main

Germany

Attention: Alexander Klein

Email: aklein@mcdermottlaw.com

and

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Attention: Daniel Woodard

Email: dwoodard@mcdermottlaw.com

or to such other address or email address as is notified in writing by the relevant party to the other party to this Agreement.

18.	Miscellaneous

18.1	“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London (United Kingdom), New York, New York, United States of America, and Frankfurt am Main (Germany).

18.2	Unless otherwise provided in Clause 10 (Tax Gross-Up and Indemnities), if as a consequence of a change in law or its application by any relevant tax authority, any additional Tax liability arises in connection with payments under this Agreement which is not addressed by Clause 10, the Parties shall negotiate in good faith to mitigate the economic burden of such Tax, including with a view to adjusting the Base Interest Rate or taking any other reasonable actions, provided that any such amendments shall include a gross up and tax indemnity for the Noteholder. The Issuer is aware that the willingness of the Noteholder to grant the Note Facility is contingent on a minimum return thereon.

18.3	No waiver or amendment of the terms of this Agreement shall be valid, unless made in writing (pdf-signature/DocuSign sufficient) and signed by the Noteholder and the Issuer, and then only to the extent set forth therein.

18.4	Amendments to this Agreement, including this provision, must be made in writing (pdf- signature/DocuSign sufficient), provided compulsory law does not require a stricter form.

18.5	This Agreement shall be executed in the English language, which shall exclusively guide its interpretation. If a German term has been inserted in brackets, it alone shall be authoritative for the purposes of interpretation of the respective English term used.

18.6	The words “including” or “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any preceding words.

18.7	Unless expressly provided otherwise, any reference in this Agreement to a Clause is meant to be a reference to a clause of this Agreement.

18.8	The Parties acknowledge that Rumble Inc. shall have no rights or obligations under or in connection with this Agreement, except for the obligation to effect the Equity Issuance as agreed in the 2025 Amendment Agreement and the obligation to issue Rumble Inc.’s Class A common stock pursuant to the Exchange Option.

19.	Governing Law and Jurisdiction

This Agreement and any dispute or claim arising out of or in connection with it, including any question regarding its existence, validity or termination, or its subject matter or formation (including non-contractual disputes or claims) (“Disputes”) shall be governed by, and construed in accordance with, English law. Any Dispute shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules (“LCIA Rules”), which are deemed to be incorporated by reference into this Clause 19. The tribunal shall consist of three (3) arbitrators, one (1) each to be nominated by the Parties and the third arbitrator to be nominated by the two (2) arbitrators appointed by the respective Parties. The language of arbitration shall be English. The seat of arbitration shall be London, United Kingdom. The Parties hereby agree that the award of the tribunal shall be final and binding on the Parties. Each Party waives any objection to the arbitration venue of any Dispute and waives and agrees not to plead or claim in such arbitration venue or any other venue that any Dispute referred to such arbitration venue has been brought in an inconvenient forum.

If mandatory applicable law requires any matter arising from or in connection with this Agreement or its consummation to be decided upon by a court of Law, the competent courts in and for London, United Kingdom, shall have the exclusive jurisdiction.

20.	Severability

If any provision of this Agreement is or becomes partially or entirely invalid or unenforceable or in the event of a contractual gap, the validity of the other provisions of this Agreement shall not be affected. The respective invalid or unenforceable provision shall be replaced, or the gap shall be filled, by a legally valid and enforceable provision which corresponds as closely as possible to the intention of the Parties or what would have been the intention of the Parties according to the aim and purpose of this Agreement if they had considered the issue.

21.	Service of Process

21.1	Without prejudice to any other mode of service of process allowed under any relevant law, the Issuer:

21.1.1	irrevocably appoints Northern Data Services (UK) Limited (a private limited company incorporated in England and Wales with the registered number (09027295) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and any related documents governed by English law; and

21.1.2	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

21.2	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must promptly (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Noteholder. Failing this, the Noteholder may appoint another agent for this purpose.

22.	Third-Party Rights

22.1	Unless expressly provided to the contrary in this Agreement and any related documents, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

22.2	Notwithstanding any term of this Agreement or any related documents, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

23.	Limited Recourse and Non-Petition

23.1	Notwithstanding any other provision of this Agreement, in respect of any claims arising under this Agreement against the Issuer, the Noteholder shall only have recourse to the:

23.1.1	rights, property, assets and undertaking which are the subject of the security; and

23.1.2	the guarantees,

created pursuant to, or evidenced or expressed, or intended to be created, or evidenced pursuant to, the Transaction Security Documents (the “Secured Assets”), provided, however, that the Noteholder may apply for (but not enforce against the Issuer personally) any judgment or declaratory order for the full amount owing under or in connection with this Agreement or take any other action for the purpose of realising the Secured Assets.

23.2	Subject to Clauses 23.3.3 through 23.5 (inclusive) below, the total amount recoverable from the Issuer shall be limited to the net proceeds received from realising and enforcing the security and guarantees created or evidenced pursuant to the Transaction Security Documents. If such net proceeds are insufficient to pay and discharge the amounts owed to the Noteholder by the Issuer under this Agreement, the Noteholder acknowledges and agrees that no action, proceedings, claim, levy, judgment or other process shall be taken or levied against the Issuer for the shortfall arising.

23.3	The limit on liability contained in Clauses 23.1.1 and 23.2 shall, to the extent specified in Clause 23.4, cease and be of no effect if:

23.3.1	following the enforcement of the security created or evidenced pursuant to the Transaction Security Documents, the sale proceeds in respect of a disposal of any of the assets in respect of which security is created or evidenced pursuant to the Transaction Security Documents have been paid to the Issuer and not applied against the amounts owed by the Issuer to the Noteholder under this Agreement;

23.3.2	the Issuer contests the priority, validity or enforceability of the Transaction Security Documents or any part thereof;

23.3.3	the Issuer does not fully co-operate with the Noteholder in its enforcement of the Transaction Security Documents, or does not procure that the members of the Issuer Group fully co-operate with the Noteholder in its enforcement of the Transaction Security Document, or fails to take, or fails to procure that each member of the Issuer Group take, any action referred to in Clause 23.5; or

23.3.4	the Issuer commits fraud or engages in any wilful misconduct in connection with this Agreement or any Transaction Security Document.

23.4	If any event specified in Clause 23.3.1 occurs or the Issuer fails to comply with Clause 23.5, the Issuer shall lose its rights to limited recourse to the extent of the amount (the “Shortfall”) that the Noteholder would have received from the Issuer if the relevant event had not occurred or if the Issuer had complied with Clause 23.5 (as the case may be) and accordingly, the Noteholder shall in those circumstances be entitled to have recourse to the Issuer and its other assets for the amount of the Shortfall.

23.5	The Issuer hereby agrees that upon request by the Noteholder acting reasonably it shall take any affirmative action within its control to enforce or preserve, or shall procure that each member of the Issuer Group takes any affirmative action within its control to enforce or preserve, the rights of the Noteholder in respect of, or created or arising under, this Agreement or any of the Transaction Security Documents.

23.6	Neither the Noteholder or any person acting on its behalf shall be entitled to petition or take any corporate action or other steps or legal proceedings for the winding-up, dissolution, court protection, reorganisation, liquidation, bankruptcy or insolvency of the Issuer or for the appointment of a liquidator in respect of the Issuer or any of its revenues or assets, provided that a Party to this Agreement or any person on their behalf may prove or lodge a claim in the liquidation of the Issuer initiated by another party.

23.7	Neither the Noteholder or any person acting on its behalf shall have any recourse against any director or officer of the Issuer in respect of any obligations, covenant or agreement entered into or made by the Issuer pursuant to the terms of this Agreement or any other Transaction Document or any notice or documents which it is requested to deliver hereunder or thereunder save in each case where a director or officer has acted fraudulently or with wilful default in respect of the rights and obligations of the Parties under or pursuant to this Agreement or any other Transaction Document.

23.8	If the Noteholder is satisfied that it has received the proceeds of the enforcement of, sale or disposal of all of the Secured Assets which are the subject of the Transaction Security Documents, that none of the circumstances specified in Clause 23.3 exist, or may arise, and that the Issuer has discharged its obligations under Clause 23.5, the Noteholder shall cooperate with the Issuer at the Issuer’s cost and expense to procure that the Issuer is discharged from any judgment and/or declaratory order, and that any filing or documentation required to be signed, made, filed or submitted by or on behalf of the Noteholder in order to reflect such discharge in any relevant registry is signed, made, filed or submitted by the Noteholder.

23.9	The provisions of this Clause 23 shall survive any termination of this Agreement.

Signatures

RUMBLE FREEDOM FIRST HOLDING DESIGNATED ACTIVITY COMPANY, as Issuer

By:
Name:
Title:

Signatures

TETHER INVESTMENTS, S.A. DE C.V., as Noteholder

By:
Name:
Title:

SCHEDULE 1

AGREED SECURITY PRINCIPLES

1.	AGREED SECURITY PRINCIPLES

(a)	The guarantees and security to be provided in accordance with Clause 12.20 will be given in accordance with the security principles set out in this Schedule. This Schedule identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent and terms of the guarantees and security proposed to be provided in relation to the Note.

(b)	The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Issuer Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)	general legal and statutory limitations, regulatory restrictions, financial assistance, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Issuer Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Noteholder before signing any applicable security or accession document, the relevant member of the Issuer Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle (and market standard approaches will be taken into account) or otherwise such guarantee or security document shall be subject to such limit;

(ii)	a key factor in determining whether or not (and the terms on which) a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes, notarial costs, translation costs and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Noteholder of obtaining such guarantee or security;

(iii)	members of the Issuer Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Issuer Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Issuer Group, provided that, to the extent requested by the Noteholder before signing any applicable security document or accession document, the relevant member of the Issuer Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle (and market standard approaches will be taken into account) or otherwise such security or guarantee document shall be subject to such limit;

(iv)	the granting or perfection of security, when required, and other legal formalities will be completed within the time periods specified in this Agreement or the relevant security document or (if earlier or to the extent no such time periods are specified in this Agreement or the relevant security document) within the time periods specified by applicable law in order to ensure due perfection;

(v)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(vi)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(vii)	any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Issuer Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Issuer Group or any member thereof, in each case will be excluded from a guarantee or security document provided that reasonable endeavours (exercised for a specified period of time) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Issuer Group if the Noteholder specifies prior to the date of the security or accession document (or following acquisition of the asset) that the asset is material and the Issuer is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(viii)	the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Issuer Group to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to a Declared Default which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (viii);

(ix)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(x)	to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security when any noteholder assigns any of its participation to a new noteholder (and, unless explicitly agreed to the contrary in this Agreement, no member of the Issuer Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment by the Noteholder);

(xi)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(xii)	security will not be required over any cash constituting regulatory capital (to the extent prohibited by law) or customer cash (and such assets or cash shall be excluded from any relevant security document);

(xiii)	to the extent legally effective, “parallel debt” provisions will be used where necessary;

(xiv)	guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Issuer Group that is not wholly-owned by another member of the Issuer Group if, in the last case, the granting of such guarantee or security would require the consent of the relevant minority shareholder in such member of the Issuer Group and the Issuer or the relevant member of the Issuer Group have used reasonable endeavours, but have failed, to obtain the consent of the minority shareholder;

(xv)	[Reserved.]

(xvi)	the Noteholder (or any agent or similar representative appointed by it at the relevant time) will not be able to exercise any power of attorney or right of set-off granted to it under the terms of this Agreement prior to the occurrence of a Declared Default which is continuing; and

(xvii)	other than a general security agreement and related filing, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Issuer Group.

2.	GUARANTEES

Subject to the guarantee limitations agreed in the relevant guarantee agreement, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Obligors under this Agreement in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees). Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Obligors under this Agreement and any related security documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

3.	GOVERNING LAW AND SCOPE

(a)	No security or guarantees shall be required to be given by any joint venture or similar arrangement or any minority shareholder which is not a member of the Issuer Group.

(b)	All security (other than share security) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security and no action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated unless otherwise agreed. Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary. Any security over an intercompany loan will be governed by the governing law of such intra-group loan document.

4.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken in connection with the Note:

(a)	security will not be enforceable or crystallise until the occurrence of a Declared Default that is continuing;

(b)	the beneficiaries of the security will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing or if the relevant security grantor is overdue with any perfection requirement agreed under the relevant security document;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in this Agreement; accordingly (i) they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, maintenance or protection of assets, further assurance or the payment of fees, costs and expenses) unless required for the creation or perfection of security or under applicable law; and (ii) nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the terms of this Agreement (and accordingly to such extent, the Noteholder shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of the security));

(d)	no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(f)	in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless this Agreement expressly provides for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges, lists of assets or notices will be provided only upon request of the Noteholder and at intervals no more frequent than annually;

(h)	each security document must contain a clause which records that if there is a conflict between the security document and this Agreement then (to the fullest extent permitted by law) the provisions of this Agreement will take priority over the provisions of the security document (and that, if requested to do so by (and at the cost of) the Issuer, the Noteholder will enter into such amendments, waivers or consents as are necessary to remove such conflict); and

(i)	each security document must (to the fullest extent permitted by law) contain a clause substantially similar to the following:

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the [security grantor] taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) not prohibited by the Note Purchase Agreement, and the Noteholder shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the [security grantor] (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document.

5.	SHARES

(a)	Until a Declared Default has occurred and is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is required by law or customary in the applicable jurisdiction) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition provided that any exercise of rights does not adversely affect the validity or enforceability of the security over the shares or cause a termination event referred to in clause 5.2 to occur.

(b)	Where customary and applicable as a matter of law, following a request by the Noteholder, on, or as soon as reasonably practicable following execution of the security or accession document, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Noteholder upon its request.

(c)	Unless otherwise agreed, if an Obligor owns shares in any member of the Issuer Group which is not an Obligor that is not incorporated in a jurisdiction in which an existing Obligor is incorporated, no steps shall be taken to create or perfect security over those shares save where such entity is required to become an Obligor.

6.	BANK ACCOUNTS

(a)	If a member of the Issuer Group grants security over its bank accounts it will be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) until the occurrence of a Declared Default which is continuing. For the avoidance of doubt, there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of a Declared Default which is continuing.

(b)	If required by local law to perfect the security, notice of the security will be served on the account bank in relation to applicable accounts within 10 (ten) Business Days of the date of the security document (or accession thereto or the opening of any new bank account) and to the extent necessary under applicable law to perfect security, the Issuer will use its reasonable endeavours to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the Issuer has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Issuer Group from using a bank account in the course of its business no notice of security will be served until the occurrence of a Declared Default which is continuing.

(c)	Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. No member of the Issuer Group will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security. If the consent of an account bank is required to grant security over a bank account, the Issuer shall use its reasonable endeavours to obtain the consent of the relevant account bank. If the account bank is not willing to give such consent, no member of the Issuer Group shall be required to change its banking arrangements or to replace its account bank, unless without such consent no valid right of pledge can be created.

(d)	If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

7.	INTERCOMPANY RECEIVABLES

If an Obligor grants security over any of its intercompany receivables it will be free to deal with, amend, waive or terminate those receivables in the ordinary course of its business until the occurrence of a Declared Default which is continuing. No list of receivables shall be required. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles. Security over intercompany receivables governed by German law will be notified to the relevant debtor within 10 (ten) Business Days of the date of the security document (or accession thereto or the incurrence of any new opening of any new intercompany receivable) and the security grantor will procure an acknowledgement of such notification from the debtor.

8.	NO SECURITY OVER OTHER ASSETS

No security shall be required to be granted over any of the following assets: insurance policies, and receivables (other than material structural intercompany receivables, as may be agreed from time to time)), provided that a floating charge (or equivalent all asset security) pursuant to a customary debenture or other agreement shall, subject to these Agreed Security Principles, be granted by each Obligor in its jurisdiction of its incorporation.

SCHEDULE 2

FORM OF NOTE CERTIFICATE

Serial Number: [●]

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR ANY U.S. STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT OUTSIDE OF THE UNITED STATES TO A NON-U.S. PERSON (AS DEFINED IN REGULATION S) ACQUIRING THIS NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OR BENEFIT EXCLUSIVELY OF NON-U.S. PERSONS OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION (AS DEFINED IN REGULATION S) IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

Note Certificate

Representing up to [Outstanding Note Amount]

Issued by [Issuer]

Issue Date: [Date]

Note Certificate

This is a Note Certificate issued by the Issuer pursuant to and subject to the note purchase agreement entered originally into on 18 June 2026 (as amended and restated from time to time) (the “Note Purchase Agreement”) between the Issuer and the Noteholder and subject further to, and with the benefit of, the terms and conditions (the “Note Conditions”) attached at Annex 1 (Terms and Conditions of the Notes), provided that, in the event of any inconsistency between the Note Purchase Agreement and the Note Conditions, the provisions of the Note Purchase Agreement shall prevail.

This Note Certificate is in respect of a duly authorised issue of the Note of the Issuer, designated as specified in the title of this Note Certificate and constituted by the Note Purchase Agreement.

1. INTERPRETATION

Unless otherwise defined herein, terms and expressions defined in (including by incorporation) the Note Purchase Agreement shall bear the same meanings when used in this Note Certificate.

2. CERTIFICATE OF ENTITLEMENT OF REGISTERED NOTEHOLDER

This is to certify that: [●] is the person registered in the Register maintained pursuant to Clause 15.1 (Assignment) of the Note Purchase Agreement as the duly registered Noteholder of the Note, the Outstanding Note Amount of which is as set out in the Register. This Note is in registered form and is not transferable in part. This Note Certificate is evidence of entitlement only and is not a document of title.

The person listed in the Register as the holder of the Note will (to the fullest extent permitted by applicable law) be deemed and treated at all times, by all persons and for all purposes (including the making of payments) as the absolute owner of such Note regardless of any notice of ownership, theft or loss, or of any trust or other interest therein or of any writing thereon or, if more than one person, the first named of such person will be treated as the absolute owner of such Note.

3. PAYMENT

For value received, the Issuer, subject to and in accordance with the Note Conditions and unless the Note has been previously redeemed in full and cancelled, promises to pay to the registered holder of the Note no later than the Maturity Date the Outstanding Note Amount of the Note, together with interest accrued thereon, in the manner specified in the Note Conditions.

4. ASSIGNMENT OF INTERESTS IN THE NOTE

Title to the Note passes only on due registration in the Register maintained pursuant to Clause 15.1 (Assignment) of the Note Purchase Agreement and only the duly registered Noteholder or, if more than one person is so registered, the first-named of such persons is entitled to payment in respect of the Note and provided an Assignment Agreement substantially in the form set out in Annex 2 (Form of Assignment Agreement) has been executed and delivered by the Assignee. Assignments of the Note by the duly registered Noteholder shall be made in accordance with the form of Assignment Agreement substantially in the form set out in Annex 2 (Form of Assignment Agreement) hereto and subject to, for the avoidance of doubt, the assignment restrictions in the Note Conditions.

5. GOVERNING LAW

This Note is governed by, and shall be construed in accordance with, English law.

Signed by a duly authorised representative of the Issuer on the Issue Date:

An Issuer

[●]

Title:

ANNEX 1

TERMS AND CONDITIONS OF THE NOTE

[Terms and Conditions of the Notes to be scheduled to the Note Certificate]

ANNEX 2

FORM OF ASSIGNMENT AGREEMENT

[Form of Assignment Agreement to be scheduled to the Note Certificate]

SCHEDULE 3

TERMS AND CONDITIONS OF THE NOTE

The following is the text of the terms and conditions of the Notes which (subject to completion and amendment) will be attached to each Note Certificate.

This note (the “Note”) of [●] (the “Issuer”) is constituted by the note purchase agreement originally dated 18 June 2026 and made between, among others, the Issuer, and [●] (the “Noteholder”), as amended, supplemented and/or amended and restated from time to time (the “Note Purchase Agreement”). These terms and conditions (the “Note Conditions”) are, in certain provisions, summaries of the Note Purchase Agreement and subject to its detailed terms and, in the event of any inconsistency between the Note Conditions and the Note Purchase Agreement, the terms of the Note Purchase Agreement shall prevail. Each Noteholder (as defined below) is bound by, and is deemed to have notice of, all the provisions of the Note Purchase Agreement applicable to it. Unless otherwise defined herein, terms and expressions defined in (including by incorporation) the Note Purchase Agreement shall bear the same meanings when used in these Note Conditions.

1. FORM, DENOMINATION AND TITLE

This Note is issued in registered form with a minimum denomination of EUR100,000. The Noteholder will maintain a register (the “Register”) pursuant to Clause 15.1 (Assignment) of the Note Purchase Agreement on which shall be entered the name and address of the holder of this Note and the particulars of this Note. Title to this Note will pass by and upon registration of assignment in the Register in accordance with these Note Conditions. In these Note Conditions the holder of this Note (the “Noteholder”) means the person in whose name this Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof). Registration of ownership of this Note in the Register shall be conclusive evidence (in the absence of manifest error) of absolute ownership of this Note.

2. ASSIGNMENT OF NOTE

2.1 Assignments

Subject to the restrictions set forth in Clause 15 (Changes to the Noteholder) of the Note Purchase Agreement, this Note may be assigned by the registered Noteholder from time to time (the “Assignor”) to another person (the “Assignee”) in accordance with Clause 15 (Changes to the Noteholder) of the Note Purchase Agreement.

2.2 Registration and delivery of the Note Certificate

Any assignment of this Note shall be registered in accordance with Clause 15 (Changes to the Noteholder) of the Note Purchase Agreement. Prior to such registration, the Issuer shall deem and treat the person in whose name the Note Certificate is registered as the absolute owner and holder of this Note for the purpose of receiving payment of all amounts payable with respect to this Note and for all other purposes, and the Issuer will not be affected by any notice to the contrary.

2.3 No charge

Noteholder will not be required to bear the costs and expenses of effecting any registration of assignment or any exchange as provided above, except for any costs or expenses of delivery other than by regular mail and except that the Issuer will require the payment by the Noteholder of a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation to the registration or exchange of the Notes.

3. STATUS

This Note is the direct, unconditional obligation of the Issuer.

4. REPAYMENT

Any repayment of this Note shall be made in accordance with the relevant provisions of the Note Purchase Agreement, including, without limitation, Clause 5 (Term, Termination and Prepayment).

5. INTEREST

This Note bears interest in accordance with Clause 7 (Interest) and Clause 8 (Default Interest) of the Note Purchase Agreement.

6. PAYMENTS

All payments by the Issuer to the Noteholder under this Note shall be made by the Issuer in accordance with Clause 9 (Payment; Cost and Expenses) of the Note Purchase Agreement.

7. ENFORCEMENT

Without prejudice to any other rights under Clause 5 (Term, Termination and Prepayment) of the Note Purchase Agreement, at any time after the occurrence of an Event of Default which is continuing, this Note may become immediately due and payable at its Outstanding Note Amount together with any unpaid interest in accordance with Clause 5.3 of the Note Purchase Agreement.

8. PRESCRIPTION

This Note will become void unless presented for payment within a period of two (2) years from its Maturity Date.

9. REPLACEMENT OF THE NOTE CERTIFICATE

Upon receipt of written notice from the Noteholder of the loss, theft, destruction or mutilation of the Note and upon payment by the Noteholder of such costs and expenses as may be incurred in connection therewith and on such terms as to evidence, indemnity and security as the Issuer may reasonably require including, in the case of mutilation, surrender and cancellation of such Note, the Issuer will execute and deliver to the Noteholder a new Note Certificate of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note Certificate, as the case may be.

10. NOTICES

All communications and notices provided for hereunder shall be given in the manner prescribed in Clause 17 (Notices) of the Note Purchase Agreement.

11. GOVERNING LAW AND JURISDICTION

This Note and these Note Conditions (including any non-contractual obligations or liabilities arising out of or in connection with them) are governed by and shall be construed in accordance with English law. Any dispute arising out of or in connection with this Note and these Note Conditions shall be resolved in accordance with Clause 19 (Governing Law and Jurisdiction) of the Note Purchase Agreement.

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

The following is the text of the assignment agreement which (subject to completion and amendment) will be attached to each Note Certificate.

To: [●] (the “Issuer”)

From: [the Existing Noteholder] (the “Existing Noteholder”) and [the New Noteholder] (the “New Noteholder”)

Dated:

[●] Note Purchase Agreement dated [●] (the “Note Purchase Agreement”)

1. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purposes of the Note Purchase Agreement. Terms defined in the Note Purchase Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. We refer to Clause 15.1 (Assignment) of the Note Purchase Agreement:

(a) The Existing Noteholder assigns absolutely to the New Noteholder all the rights of the Existing Noteholder under the Note Purchase Agreement and the Transaction Security Documents.

(b) The Existing Noteholder is released from all the obligations of the Existing Noteholder under the Note Purchase Agreement and the Transaction Security Documents.

(c) The New Noteholder becomes a Party as a Noteholder and is bound by obligations equivalent to those from which the Existing Noteholder is released under paragraph (b) above.

3. The proposed date of assignment is [●].

4. The address, email address and attention details for notices of the New Noteholder for the purposes of Clause 17 (Notices) of the Note Purchase Agreement are set out in the Schedule.

5. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

7. This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Noteholder’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Noteholder to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Noteholder’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Address, email address and attention details for notices and account details for payments]

[Existing Noteholder]	[New Noteholder]

By:	By:

This Agreement is acknowledged by the Issuer and the date of assignment is confirmed as [●].

[Issuer]

By:

SCHEDULE 6

SECTION 64(7) DECLARATION

Interest on Quoted Eurobonds

FORM OF DECLARATION

Declaration of residence outside Ireland for the purposes of Section 64(7) Taxes Consolidation Act 19971

Before completing this declaration, please consult the notes overleaf in relation to residence.

Declaration on own behalf

I/we/the company* declare that I am/we are/the company* is beneficially entitled to the interest in respect of which this declaration is made and that

●	I am/we are/the company is* not resident in Ireland, and

●	Should I/we/the company* become resident in Ireland I will/we will* so inform you, in writing, accordingly.

*	Delete as appropriate

Declaration on behalf of beneficial owner2

I/we/the company* being the person to whom the interest is payable declare:

●	That the person(s) named below is/are beneficially entitled to the interest to which this declaration refers;

●	That the person(s) who is/are beneficially entitled to the interest is/are not resident in Ireland; and,

●	I/we/the company* will inform you in writing if I/we/the company* become aware that the beneficial owner(s) of the interest becomes resident in Ireland.

*	Delete as appropriate

Name and address of beneficial

owner: __________________________________________________________________

Country of residence: ______________________________________________________

Name and address of the person to whom the interest is payable on behalf of the beneficial owner, (where applicable): __________________________________________________

3Signature of

declarer:___________________________ 4Capacity ____________________________

1	This declaration must be made to the “relevant person”. (See overleaf for definition)

2	This section applies where the interest is paid to a nominee, agent or trustee on behalf of the beneficial owner.

[3]	This declaration must be signed by either the beneficial owner or the person to whom the interest is payable on behalf of the beneficial owner. In the case of a company the declaration must be signed by the company secretary or other such authorised officer. Where the declaration is signed under power of attorney, a copy of the power of attorney must be furnished in support of the signature.

[4]	State whether you are signing as beneficial owner or as the person to whom the interest is payable on behalf of the beneficial owner.

IMPORTANT NOTES

This is a Revenue authorised declaration. It is subject to inspection by Revenue. It is an offence to make a false declaration.

A relevant person is:

(a)	the person by or through whom the interest is paid, or

(b)	a banker or any other person in the State who receives or obtains payment of Eurobond interest for another person by means of presenting coupons, or

(c)	a bank in the state which sells or otherwise realises coupons and pays over the proceeds to another person or carries them into an account for another person, or

(d)	a dealer in coupons who purchases coupons.

Residence - Individual

An individual will be regarded as being resident in Ireland for a tax year if s/he:

1)	spends 183 days or more in the State in that tax year;

2)	has a combined presence of 280 days or more in the State, taking into account the number of days spent in the State in that tax year together with the number of days spent in the State in the preceding year.

Presence in a tax year by an individual of not more than 30 days in the State will not be reckoned for the purpose of applying the two-year test. Presence in the State for a day means the personal presence of an individual at any time during the day.

Residence – Company

A company which has its central management and control in Ireland (the State) is resident in the State irrespective of where it is incorporated. A company is tax resident in the State if it was incorporated in Ireland unless the company is treated as a tax resident of another jurisdiction and not a tax resident of Ireland under a Double Taxation Agreement between Ireland and that jurisdiction.